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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
CT Communications, Inc.:

     We consent to incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 33-59641, 33-59643, 33-59645, 333-15537, 333-30125,
and 333-38895) of CT Communications, Inc. of our report dated February 25, 2000, relating to the consolidated balance sheets of CT Communications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 1999, and related schedule, which report is incorporated by reference in the December 31, 1999 Annual Report on Form 10-K of CT Communications, Inc.

Charlotte, North Carolina
March 22, 2000